Exhibit 99.1

Exterran Partners Reports Third-Quarter 2013 Results
● Achieved EBITDA, as further adjusted, of $55.7 million for the quarter, up 21 percent over year-ago levels

HOUSTON, Nov. 5, 2013 – Exterran Partners, L.P. (NASDAQ: EXLP) today reported EBITDA, as further adjusted (as defined below), of $55.7 million for the third quarter 2013, compared to $71.1 million for the second quarter 2013 and $46.2 million for the third quarter 2012. Distributable cash flow (as defined below) was $33.3 million for the third quarter 2013, compared to $44.7 million for the second quarter 2013 and $29.5 million for the third quarter 2012.

In the second quarter 2013, a customer’s exercise of purchase options on two natural gas processing plants increased our revenue by $6.5 million (with no incremental costs), other income by $6.8 million, EBITDA, as further adjusted, by $13.3 million and our distributable cash flow by $6.5 million. In addition, the operation of these plants generated revenue of $2.3 million in the second quarter 2013 that did not reoccur in the third quarter 2013. The exercise of the purchase options and the operation of the plants increased our gross margin percentage by 3% in the second quarter 2013.

Revenue was $115.8 million for the third quarter 2013, compared to $125.5 million for the second quarter 2013 and $99.3 million for the third quarter 2012.

Net income was $10.0 million, or $0.16 per diluted limited partner unit, for the third quarter 2013, compared to net income of $27.9 million, or $0.52 per diluted limited partner unit, for the second quarter 2013, and net income of $10.4 million, or $0.21 per diluted limited partner unit, for the third quarter 2012.

“Third quarter highlights included increased overall operating levels and cash flow as compared to the prior-year period,” said Brad Childers, Chairman, President and Chief Executive Officer of Exterran Partners’ managing general partner. “Looking ahead, we will continue to target growth of our fee-based business through organic growth opportunities associated with industry development of shale and liquids rich plays and acquisitions, including further execution of our drop-down strategy with Exterran Holdings. In addition, we expect to benefit from performance improvement initiatives being implemented in our business.”

For the third quarter 2013, Exterran Partners’ quarterly cash distribution was $0.5275 per limited partner unit, or $2.11 per limited partner unit on an annualized basis. The third-quarter 2013 distribution was $0.005 higher than the second-quarter 2013 distribution of $0.5225 per limited partner unit and $0.02 higher than the third-quarter 2012 distribution of $0.5075 per limited partner unit.

Conference Call Details
Exterran Partners and Exterran Holdings, Inc. will host a joint conference call on Tuesday, Nov. 5, 2013, to discuss their third-quarter 2013 financial results. The call will begin at 11:00 a.m. Eastern Time.

To listen to the call via a live webcast, please visit Exterran’s website at www.exterran.com. The call will also be available by dialing 800-446-2782 in the United States and Canada, or +1-847-413-3235 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Exterran conference call number 35883513.

A replay of the conference call will be available on Exterran’s website for approximately seven days. Also, a replay may be accessed by dialing 888-843-7419 in the United States and Canada, or +1-630-652-3042 for international calls. The access code is 35883513#.

*****
EBITDA, as further adjusted, a non-GAAP measure, is defined as net income (loss) excluding income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, other charges, non-cash selling, general and administrative (“SG&A”) costs and any amounts by which cost of sales and SG&A costs are reduced as a result of caps on these costs contained in the omnibus agreement to which Exterran Holdings and Exterran Partners are parties (the “Omnibus Agreement”), which amounts are treated as capital contributions from Exterran Holdings for accounting purposes.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus depreciation and amortization expense, impairment charges, non-cash SG&A costs, interest expense and any amounts by which cost of sales and SG&A costs are reduced as a result of caps on these costs contained in the Omnibus Agreement, which amounts are treated as capital contributions from Exterran Holdings for accounting purposes, less cash interest expense (excluding amortization of deferred financing fees, amortization of debt discount and non-cash transactions related to interest rate swaps) and maintenance capital expenditures, and excluding gains/losses on asset sales and other charges.

Gross Margin, a non-GAAP measure, is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin percentage is defined as gross margin divided by revenue.

About Exterran Partners
Exterran Partners, L.P. is the leading provider of natural gas contract operations services to customers throughout the United States.  Exterran Holdings, Inc. (NYSE: EXH) owns an equity interest in Exterran Partners, including all of the general partner interest.  For more information, visit www.exterran.com.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran Partners’ control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to: Exterran Partners’ financial and operational strategies and ability to successfully effect those strategies; Exterran Partners’ expectations regarding future economic and market conditions; Exterran Partners’ financial and operational outlook and ability to fulfill that outlook; and demand for Exterran Partners’ services and growth opportunities for those services.

While Exterran Partners believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.  Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional and national economic conditions and the impact they may have on Exterran Partners and its customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; changes in economic conditions in key operating markets; changes in safety, health, environmental and other regulations; and the performance of Exterran Holdings.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2012 and those set forth from time to time in Exterran Partners’ filings with the Securities and Exchange Commission, which are available at www.exterran.com.  Except as required by law, Exterran Partners expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE
Exterran Partners, L.P.

EXTERRAN PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012

Revenue	$115,808	$125,453	$99,324

Costs and expenses:
Cost of sales (excluding depreciation and amortization)	51,478	50,809	48,652
Depreciation and amortization	27,158	27,030	21,930
Long-lived asset impairment	784	925	-
Selling, general and administrative	16,948	15,203	11,762
Interest expense	9,735	10,299	6,465
Other (income) expense, net	(639)	(7,270)	(137)
Total costs and expenses	105,464	96,996	88,672
Income before income taxes	10,344	28,457	10,652
Provision for income taxes	309	561	272
Net income	$10,035	$27,896	$10,380

General partner interest in net income	$1,911	$2,111	$1,343

Limited partner interest in net income	$8,124	$25,785	$9,037

Weighted average limited partners' units outstanding:
Basic	49,409	49,409	42,264

Diluted	49,429	49,424	42,280

Earnings per limited partner unit:
Basic	$0.16	$0.52	$0.21

Diluted	$0.16	$0.52	$0.21

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except per unit amounts, percentages and ratios)

	Three Months Ended
	September 30,		June 30,		September 30,
	2013		2013		2012

Revenue	$115,808		$125,453		$99,324

Gross margin (1)	$64,330		$74,644		$50,672
Gross margin percentage	56%		59%		51%

EBITDA, as further adjusted (1)	$55,682		$71,143		$46,150
% of revenue	48%		57%		46%

Capital expenditures	$40,303		$41,817		$40,243
Less: Proceeds from sale of property, plant and equipment	(2,611)		(43,351)		(603)
Net capital expenditures	$37,692		$(1,534)		$39,640

Distributable cash flow (2)	$33,282		$44,739		$29,501

Distributions declared for the period per limited partner unit	$0.5275		$0.5225		$0.5075
Distributions declared to all unitholders for the period, including incentive distribution rights	$28,340		$27,927		$23,044
Distributable cash flow coverage (3)	1.17	x	1.60	x	1.28	x

	September 30,		June 30,		September 30,
	2013		2013		2012

Debt	$719,818		$714,682		$664,500
Total partners' capital	601,424		613,752		452,419
Capitalization	$1,321,242		$1,328,434		$1,116,919
Total debt to capitalization	54%		54%		59%

(1) Management believes EBITDA, as further adjusted, and gross margin provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, management uses EBITDA, as further adjusted, as a valuation measure.

(2) Management uses distributable cash flow, a non-GAAP measure, as a significant liquidity metric to compare basic cash flows to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

(3) Defined as distributable cash flow divided by distributions declared to all unitholders for the period, including incentive distribution rights.

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except per unit amounts)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012

Reconciliation of GAAP to Non-GAAP Financial Information:

Net income	$10,035	$27,896	$10,380
Depreciation and amortization	27,158	27,030	21,930
Long-lived asset impairment	784	925	-
Selling, general and administrative	16,948	15,203	11,762
Interest expense	9,735	10,299	6,465
Other (income) expense, net	(639)	(7,270)	(137)
Provision for income taxes	309	561	272
Gross margin (1)	64,330	74,644	50,672
Cap on operating costs provided by Exterran Holdings ("EXH")	3,212	1,729	5,841
Cap on selling, general and administrative costs provided by EXH	4,164	2,368	1,090
Non-cash selling, general and administrative costs	285	335	172
Less: Selling, general and administrative	(16,948)	(15,203)	(11,762)
Less: Other income (expense), net	639	7,270	137
EBITDA, as further adjusted (1)	55,682	71,143	46,150
Less: Provision for income taxes	(309)	(561)	(272)
Less: Gain on sale of property, plant and equipment (in Other (income) expense, net)	(614)	(7,249)	(127)
Less: Cash interest expense	(8,802)	(9,036)	(5,905)
Less: Maintenance capital expenditures	(12,675)	(9,558)	(10,345)
Distributable cash flow (2)	$33,282	$44,739	$29,501

Cash flows from operating activities	$49,072	$46,507	$33,294
(Provision for) benefit from doubtful accounts	(52)	(159)	145
Cap on operating costs provided by EXH	3,212	1,729	5,841
Cap on selling, general and administrative costs provided by EXH	4,164	2,368	1,090
Payments for settlement of interest rate swaps that include financing elements	(957)	(314)	-
Maintenance capital expenditures	(12,675)	(9,558)	(10,345)
Change in assets and liabilities	(9,482)	4,166	(524)
Distributable cash flow (2)	$33,282	$44,739	$29,501

Net income	$10,035	$27,896	$10,380
Long-lived asset impairment	784	925	-
Net income, excluding charge	$10,819	$28,821	$10,380

Diluted earnings per limited partner unit	$0.16	$0.52	$0.21
Adjustment for charge per limited partner unit	0.02	0.02	-
Diluted earnings per limited partner unit, excluding charge (1)	$0.18	$0.54	$0.21

(1) Management believes EBITDA, as further adjusted, diluted earnings (loss) per limited partner unit, excluding charge, and gross margin provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, management uses EBITDA, as further adjusted, as a valuation measure.

(2) Management uses distributable cash flow, a non-GAAP measure, as a significant liquidity metric to compare basic cash flows to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012

Total available horsepower (at period end) (1)	2,391	2,366	2,022

Total operating horsepower (at period end) (1)	2,221	2,231	1,941

Average operating horsepower	2,217	2,236	1,924

Horsepower Utilization:
Spot (at period end)	93%	94%	96%
Average	93%	94%	95%

Total available U.S. contract operations horsepower of Exterran Holdings and Exterran Partners (at period end)	3,423	3,401	3,341

Total operating U.S. contract operations horsepower of Exterran Holdings and Exterran Partners (at period end)	2,840	2,867	2,849

(1) Includes compressor units leased from Exterran Holdings with an aggregate horsepower of approximately 96,000, 91,000 and 161,000 at September 30, 2013, June 30, 2013 and September 30, 2012, respectively. Excludes compressor units leased to Exterran Holdings with an aggregate horsepower of approximately 7,000, 6,000 and 9,000 at September 30, 2013, June 30, 2013 and September 30, 2012, respectively.